                                                                      EXHIBIT 11



                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS



                                          1995           1994           1993
                                      -------------  -------------  -------------

PRIMARY:*
 Average number of common shares
  outstanding                           23,087,000     22,877,000     22,580,000
 Incremental shares calculated
  using the Treasury Stock method           32,000         40,000        139,000
                                      ------------   ------------   ------------

                                        23,119,000     22,917,000     22,719,000
                                      ============   ============   ============

 Net income                           $ 77,359,000   $ 85,579,000   $ 94,256,000
 Less cash dividends paid on
  convertible preferred stock:
  Series A ($1.60 paid per share)         (939,000)    (1,042,000)    (1,274,000)
  Series B ($1.26 paid per share)      (38,395,000)   (37,834,000)   (37,318,000)
                                      ------------   ------------   ------------
Net income available to common
 stockholders                         $ 38,025,000   $ 46,703,000   $ 55,664,000
                                      ============   ============   ============

Primary net income per share                 $1.64          $2.04          $2.45

FULLY DILUTED:*
 Average number of common shares
  outstanding                           23,087,000     22,877,000     22,580,000
 Assumed conversion of convertible
  preferred stock:
  Series A                                 803,000        896,000      1,111,000
  Series B                                      **             **             **
 Incremental shares calculated
  using the Treasury Stock method          263,000         40,000        204,000
                                      ------------   ------------   ------------

                                        24,153,000     23,813,000     23,895,000
                                      ============   ============   ============

 Net income                           $ 77,359,000   $ 85,579,000   $ 94,256,000
 Less cash dividends paid on
  Series B Preferred Stock             (38,395,000)   (37,834,000)   (37,318,000)
                                      ------------   ------------   ------------

Net income                            $ 38,964,000   $ 47,745,000   $ 56,938,000
                                      ============   ============   ============

Fully diluted net income per share           $1.61          $2.01          $2.38




*  Adjusted for the 3-for-2 common stock split effective October 30, 1995.
** The Series B Preferred Stock is not considered convertible for purposes of calculating fully diluted net income per share as it is currently antidilutive.